Exhibit 4.37

CONSULTING AND SERVICES AGREEMENT

This Consulting and Services Agreement (the “Agreement”) is executed on July 20, 2004 in Beijing by the following parties:

Party A:	Guangzhou NetEase Interactive Entertainment Limited
Address:	203 of West Side, No. 25 Jianhua Road and Keyun Road, Zhongshan Main Street, Tianhe District, Guangzhou City

Party B:	Beijing Guangyitong Advertising Co., Ltd.
Address:	Room 715, South Tower, New World Center 3A Chong Wen Men Wai Da Jie, Beijing

WHEREAS:

1.	Party A is a company duly registered in Guangzhou under the laws of the People’s Republic of China (the “PRC”), and owns and operates resources to produce advertisements published on the Internet.

2.	Party B is an advertising corporation duly registered in Beijing under the laws of the PRC, and presently is capable of doing the business of designing and producing advertisements and acting as agent for domestic and foreign business entities to publish advertisements.

3.	Party A shall be the provider of technical consulting and related services to Party B, subject to the conditions and exceptions provided herein.

NOW THEREFORE, the parties hereby agree as follows:

1. Online Consulting and Services; Ownership

1.1	Party B hereby appoints Party A as the provider of technical consulting and related services (the “Technical Services”) to Party B for all the advertisements which Party B will receive and publish on the Web Sites located at http://www.NetEase.com, http://www.l63.com, http://www.126.com and http://www.yeah.net (the “NetEase Web Sites”). Party B shall not utilize any third party to provide such technical consulting and related services without the prior written consent of Party A. Notwithstanding the foregoing, Party B shall be entitled to appoint any affiliate of Parry A to provide some or all of the Technical Services in its discretion.

1.2	Party B shall, within a reasonable period after it accepts an offer of publishing advertisements on the NetEase Web Sites, submit its design of such advertisements to Party A; and Party B shall complete the related technical work and deliver the completed advertisements to Party A at a time and method both parties agree.

1.3	Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property including without limitation any advertisements arising from the performance of this Agreement, whether developed by Party A or Party B.

2. Calculation and Payment of the Fees for Online Consulting and Services (the “Fee”)

The parties agree that the calculation and payment of the fees are stipulated in Appendix 1.

3. Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly registered in Guangzhou and validly existing under the laws of the PRC.

3.1.2	Party A has full right, power, authority and capacity and all governmental and third party consents and approvals necessary to execute, deliver and perform these Agreements.

3.1.3	This Agreement has been duly executed and delivered by Party A and constitutes a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered in Beijing and validly existing under the laws of the PRC, and is engaged in the business of designing and producing advertisements.

3.2.2	The contents of Party B’s advertisements do not and will not violate any applicable law, regulation or government policy.

3.2.3	Party B has full right, power, authority and capacity and all governmental and third party consents and approvals necessary to execute, deliver and perform these Agreements.

3.2.4	This Agreement has been duly executed and delivered by Party B and constitutes a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms.

4. Confidentiality

Party B agrees to use its reasonable best efforts to protect and maintain the confidentiality of any and all information either marked “confidential” or otherwise known to be confidential by Party B (“Confidential Information”). Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return Confidential Information to the disclosing party or destroy it and delete Confidential Information from any electronic devices and cease to use them. Party B will not disclose or transfer any Confidential Information to any third party without the prior written consent of Party A and will not use the Confidential Information other than for the purposes permitted under this Agreement.

5. Indemnity

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and duty arising out of any litigation, claim or other legal procedure against Party A resulting from the content of the “advertisements” of Party B.

6. Effectiveness and Term

6.1	This Agreement shall be take retroactive effect from the date of the issuance of the business license of Party A and the term of this Agreement is 1 year unless earlier terminated as set forth below. However, Party A and Party B shall review on this Agreement every 3 months to determine whether any amendment or supplement is necessary after considering the circumstances.

6.2	This Agreement will be extended for additional successive terms of 1 year unless Party A gives Party B its written objection of the extension of this Agreement before the expiration of this Agreement.

7. Termination

7.1	Without prejudice to any legal or other rights or remedies of the party who asks for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement and fails to cure its breach within 30 days from the date it receives written notice of its breach from the non-breaching party. During the term of this Agreement, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination.

7.2	Sections 4, 5 and 8 shall survive the expiration or termination of this Agreement.

8. Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within 30 days after one party asks for consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (“CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9. Force Majeure

9.1	Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The party claiming Force Majeure shall notify the other party without delay.

9.2	If either of the parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, neither party shall be responsible for any damage, increased costs or loss which the other party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. The party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure, attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10. Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by the laws of PRC.

11. Notice

Notice or other communications required to be given by any party pursuant to this Contract shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered airmail or postage prepaid airmail or by a recognized courier service or by facsimile transmission followed by hard-copy confirmations to the address of the relevant party or parties set forth below.

Party A:	Guangzhou NetEase Interactive Entertainment Limited
203 of West Side, No. 25 Jianhua Road and Keyun Road,
Zhongshan Main Street, Tianhe District, Guangzhou City
Attention: Lei DING
Telephone No.: (86-20)85529187
Facsimile No.: (86-20)85535367

Party B:	Beijing Guangyitong Advertising Co., Ltd. Room 715, South Tower, New World Center 3A Chong Wen Men Wai Da Jie, Beijing Attention: Lei DING Telephone No.: (86-10)85180163 Facsimile No.: (86-10)85183598

12. Assignment

12.1	Party B may not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.2	Party B hereby agrees that Party A shall be able to transfer all or any of its rights and obligation under this Agreement to any third party at its discretion, and such transfer shall only be subject to a written notice serviced to Party B by Party A, and no further consent from Party B will be required.

13. Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14. Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement shall be part of this Agreement and shall have the same legal effect as this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the day first above written.

Party A: Guangzhou NetEase Interactive Entertainment Limited

Representative:

Party B: Beijing Guangyitong Advertising Co., Ltd.

Representative:

Appendix 1

The Calculation and Payment of the Fee for Online Consulting and Services

1. Party B shall pay fee of consulting and services as follow:

Monthly fee = the standard monthly fee on every one thousand Pageview x	actual Pageview
1,000

RMB 400,000

the standard monthly fee on every one thousand Pageview =	minimum daily Pageview	x 30
1,000

Minimum average daily Pageview = 12,000,000

2. Party A shall adjust the monthly fee by adjusting the above sum of RMB 400,000 or the minimum average daily Pageviews every month after considering the actual operation standing of Party B. Party B has the obligation and duty to supply relevant material and data at Party A’s request. Party A has the right to check and verify such material and data from time to time.

3. Party B shall remit fee of last month to the account nominated by Party A before 7th every month.